Exhibit 10.1


PART I

ITEM 1  PLAN INFORMATION

THE COMPANY

     Lancer Orthodontics, Inc. (the "Company") was incorporated in the State of California on August 25, 1967. The Company's executive offices are located at 253 Pawnee Street, San Marcos, California 92069; telephone
(760) 744-5585.


INFORMATION ABOUT THE LANCER ORTHODONTICS, INC.
2000 STOCK INCENTIVE PLAN

Introduction

     The summary of the Lancer Orthodontics, Inc. 2000 Stock Incentive Plan (the "Plan") included below highlights the principal features of the Plan and is qualified in its entirety by reference to the Plan and the form of agreement to be received by the Company from those individuals who are awarded incentive stock options (the "Incentive Stock Option Agreement"), non-statutory stock options (the "Nonqualified Option Agreement") or restricted shares (the "Restricted Stock Agreement"), copies of which are available from the Company's Secretary.

General Purpose

     Effective as of September 25, 2000, the Board of Directors of the Company (the "Board") adopted the Plan to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging employees, officers, directors, consultants and independent contractors to focus on critical long-range objectives, (b) encouraging the attraction and retention of such persons with exceptional qualifications, and (c) aligning the interests of such persons with those of the Company's stockholders through increased stock ownership. The Plan seeks to achieve this purpose by providing for awards in the form of restricted shares ("Restricted Shares") or options ("Options") which may constitute Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or Non-statutory Stock Options ("NSOs").

ERISA

     The Plan is not an "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act ("ERISA") and is not qualified as a profit sharing plan as described in Section 401 of the Code.

Additional Information

     Participants may obtain additional information about the Plan and its administrators by contacting either Catherine Wyss or John Dodge at 253 Pawnee Street, San Marcos, California 92069. The telephone number is
(760) 744-5585.

Administration

     A committee appointed by the Board (the "Committee") administers the Plan. The Committee consists exclusively of two or more directors of the Company who are not employees of the Company or any parent, subsidiary or affiliate (the "Outside Directors"). The Committee members act in the capacity of Plan administrators. The Committee reviews management's recommendations regarding awards to selected persons under the Plan, determines the type, number, vesting requirements and other features and conditions of such awards, interprets the Plan, and makes all other decisions relating to the operation of the Plan. The Committee may also adopt rules or guidelines to implement the Plan. The Board may also appoint a secondary committee (the "Secondary Committee") consisting of one or more directors of the Company to administer the Plan with respect to employees, consultants and independent contractors who are not considered officers or directors of the Company. The Secondary Committee has the authority to grant awards under the Plan to such employees, consultants and independent contractors and to determine all features and conditions of such awards.

Shares Available

     A total of 450,000 shares of Common Stock has been reserved for issuance under the Plan, which may include authorized but unissued shares or shares reacquired by the Company at any time.

     On the first day of each year, beginning on January 1, 2001, the aggregate number of Options and Restricted Shares that may be awarded under the Plan will automatically increase by a number equal to the lesser of
(a) 1.5% of the total number of common shares then outstanding (assuming for this purpose the conversion to Common Stock of any outstanding convertible securities) or (b) 225,000.

     If an Option granted under the Plan is not exercised prior to its expiration or otherwise terminates, the shares that are subject to that Option will be available for the grant of further Options or Restricted Shares under the Plan. If Restricted Shares or shares of Common Stock issued upon the exercise of Options are forfeited, those shares will be available for the grant of NSOs and Restricted Shares under the Plan.

     The number of Options and Restricted Shares available for awards under the Plan is subject to adjustment for any stock splits, reverse stock splits or consolidations of common shares, stock dividends, recapitalizations, spin-offs or similar occurrences which may be required to prevent dilution. Similarly, the Committee may, in its sole discretion, adjust the number of shares a selected optionee is permitted to acquire or their exercise price under each Option or the number of NSOs to be granted to Outside Directors upon the occurrence of any similar event.

Eligibility

     Only officers, employees and directors who are also employees of the Company or any parent, subsidiary or affiliate are eligible to receive grants of ISOs, but not if they own more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a parent or subsidiary (a "10% Shareholder"). The Code imposes a shorter exercise period and a higher minimum exercise price in the case of 10% Shareholders. Officers, employees, consultants, independent contractors or advisors of the Company or any parent, subsidiary or affiliate, as well as Outside Directors, are eligible to receive grants of NSOs.

Grant of Options

     Options granted under the Plan entitle optionees to purchase shares of Common Stock at the exercise price specified in the relevant stock option agreement. Options granted to any optionee in a single fiscal year of the Company may not cover more than 88,000 common shares. However, Options granted to a new employee in the fiscal year of the Company in which his or her service as an employee first begins may cover up to 175,000 common shares. The amounts specified above are subject to adjustment for events that cause an increase or decrease in the outstanding capital stock of the Company.
The term of an ISO may not exceed ten years from the date it is granted.
ISOs are also subject to a number of other statutory restrictions, including stockholder approval of the Plan and time limitations on the Options first becoming exercisable and on the Options' expiration. Failure to comply with such requirements by the Plan or the optionee will cause the Options to be NSOs.

     At the end of each regular annual meeting of the Company's stockholders, each Outside Director who will continue serving as a member of the Board will automatically receive an NSO covering an amount of common shares determined by the Board. The term of an NSO automatically granted to an Outside Director may not exceed ten years from the date of grant. The Committee may provide that the NSOs that would otherwise be automatically granted to an Outside Director may be granted instead to an affiliate of such Outside Director.

Payment for Options and Restricted Shares

     The exercise price for each share which the optionee is entitled to purchase under an ISO may not be less than 100% of the fair market value of a common share on the date of grant. Pursuant to the terms of the Plan, the exercise price for each share which the optionee is entitled to purchase under an NSO may not be less than 85% of the fair market value of a common share on the date of grant. However, the exercise price under all NSOs automatically granted to Outside Directors shall be equal to 100% of the fair market value of a common share on the date of grant. The Committee determines the fair market value of shares for this purpose.

     An optionee's right to exercise the Option will vest pro rata over a period of three years with 25% of the Option vesting on the date of grant and 25% of the Option vesting on each of the first, second and third anniversaries of the date of grant. The annual automatic grants of NSOs to Outside Directors will become exercisable on the first anniversary of the date of grant.

     A grant of Restricted Shares will vest pro rata over a period of three years with 25% of the Restricted Shares vesting on the date of grant, and 25% of the Restricted Shares vesting on each of the first, second and third anniversaries of the date of grant.





     The entire exercise price of common shares issued upon the exercise of Options is payable in cash or cash equivalents at the time when such common shares are purchased. However, if an ISO is granted under the Plan, payment may be made only pursuant to the express provisions of the applicable Incentive Stock Option Agreement that may provide for payment in any form consistent with applicable laws, regulations and rules. If an NSO is granted under the Plan, the Committee may determine the method of payment in any form consistent with applicable laws, regulations and rules. For Restricted Shares, the recipient may furnish payment in an amount determined by the Committee and which may consist of cash, cash equivalents, promissory notes, past services or future services. For newly issued Restricted Shares, however, the recipient shall furnish payment at a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents or past services rendered to the Company, a parent or a subsidiary, as determined by the Committee.

Termination of Employment

     If an optionee's service is terminated, the applicable stock option agreement may provide for expiration prior to the end of its term. All NSOs automatically granted to Outside Directors and all ISOs shall terminate not later than three months after the termination of such Outside Director's service for any reason other than death or total and permanent disability.

Death, Disability or Retirement

     Accelerated exercisability of Options and accelerated vesting of Restricted Shares in the event of death, disability or retirement may be provided in the appropriate agreements between the grantee and the Company.

     All NSOs automatically granted to an Outside Director shall become exercisable in the event of the termination of service because of death, total and permanent disability or retirement at or after age 70. All such NSOs and all ISOs shall terminate no later than the date 12 months after the termination of such recipient's service because of death or total and permanent disability, unless otherwise provided in the applicable Option Agreement.

Duration, Amendment and Termination

     The Plan will remain in effect until the Board terminates the Plan. Notwithstanding the above, no ISOs may be granted on or after the tenth anniversary (fifth anniversary in the case of a 10% Shareholder) of the later of the date of the Plan's adoption or the date when the Board adopted the most recent increase in the number of common shares available for issuance pursuant to the Plan and which was approved by the Company's stockholders. No awards may be granted after the Plan's termination. The Board may at any time and for any reason amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. Amendment or termination shall not affect any award previously granted under the Plan.





FEDERAL INCOME TAX CONSEQUENCES

ISOs Under the Plan

Grant and Exercise of ISOs

     In general, an optionee realizes no income upon the grant of Plan ISOs or upon the exercise of ISOs. But see, Alternative Minimum Tax, below.
The amount paid by the optionee for the Common Stock received pursuant to the exercise of ISOs will generally constitute his or her basis (or cost) for tax purposes. The holding period for such Common Stock generally begins on the date the optionee exercises ISOs. See below for a discussion of the exceptions to these general rules when the optionee uses previously acquired stock of the Company to exercise ISOs.

Alternative Minimum Tax

     Although no current taxable income is realized upon the exercise of ISOs, the Code provides that the excess of the fair market value of the Common Stock on the date of exercise of the ISO over the option price is an item of income for purposes of the alternative minimum tax. As such, the exercise of ISOs may result in the optionee being subject to the alternative minimum tax for the year ISOs are exercised.

     The alternative minimum tax is calculated on a taxpayer's adjusted gross income, subject to special adjustments, plus specified items of tax preference minus specified itemized deductions. The resulting amount is the alternative minimum taxable income.

     If the shares are disposed of in a "disqualifying disposition" -- that is, within one year of exercise or two years from the date of the option grant -- in the year in which the ISO is exercised, the maximum amount that will be included as alternative minimum tax income is the gain on the disposition of the ISO stock. In the event there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition will not be considered income for alternative minimum tax purposes. In addition, the basis of the ISO stock for determining gain or loss for alternative minimum tax purposes will be the exercise price for the ISO stock increased by the amount that alternative minimum tax income was increased due to the earlier exercise of the ISO. Alternative minimum tax incurred by reason of the exercise of the ISO does not result, for regular income tax purposes, in an increase in basis of the shares acquired upon exercise. The alternative minimum tax attributable to the exercise of an ISO may be applied as a credit against regular tax liability in a subsequent year, subject to certain limitations. The gain recognized upon a sale or exchange of shares acquired through the exercise of the ISOs will be limited to the excess of the amount received in the sale or exchange over the fair market value of the shares at the time the ISO was exercised.

     The application of the alternative minimum tax for each optionee will depend on such optionee's total income and deductions for the year of exercise. As such, the extent to which, if any, the tax adjustment item generated by the exercise of ISOs in conjunction with any other tax adjustment items or alternative minimum tax adjustments may result in an alternative minimum tax liability for any optionee cannot be determined. Accordingly, each optionee should consult his or her own tax advisor to determine the potential impact of the alternative minimum tax on his or her exercise of ISOs.

Employment and Holding Requirements of ISOs

     The Code requires that the optionee remain an employee of the Company or its subsidiaries at all times during the period beginning on the date that the ISOs are granted and ending on the day three months (or one year in the case of permanent and total disability) before the date that each ISO is exercised.

     In order for an optionee exercising ISOs to qualify for the income tax treatment for ISOs described in the preceding section, such optionee must not dispose of the Common Stock acquired pursuant to the exercise of ISOs within two years from the date the ISOs were granted, nor within one year after the exercise of the ISOs. If the optionee meets these employment and holding requirements, any future gain or loss realized and recognized from the sale or exchange of the Common Stock should be long-term capital gain or loss, if the stock is held as a capital asset. If the optionee disposes of the shares of Common Stock acquired upon exercise of an ISO within two years from the granting of options or one year after the exercise of options (collectively, an "early disposition"), any gain will constitute, in the year of disposition, ordinary compensation income to the extent of the excess of the fair market value of the Common Stock on its acquisition date over the price paid for it by the optionee. Any additional gain will be treated as capital gain. If the optionee disposes of the shares of Common Stock at a loss, such loss will be a capital loss.

     For purposes of this section, the transfer of Common Stock by reason of the optionee's death does not constitute a disposition of the Common Stock. In addition, the transferee of the Common Stock is not subject to the holding and employment requirements.

NSOs Under the Plan

     In general, an optionee who receives an NSO realizes ordinary compensation income at the date of exercise. Unless the NSO has a "readily ascertainable fair market value" at the date of grant, the optionee recognizes no income on the date of grant and recognizes ordinary compensation income when the NSO is exercised to the extent of the difference between the fair market value of the stock at the time of exercise of the NSO and the exercise price paid by the optionee.

     An NSO is deemed to have a "readily ascertainable fair market value" if
(a) the NSOs are actively traded on an established market or (b) the fair market value can be measured with reasonable accuracy which means that
(i) the NSOs are transferable, (ii) the NSOs are exercisable immediately in full, (iii) the NSOs and underlying stock are not subject to restrictions which have a significant effect on the NSOs' value and (iv) the fair market value of the "option privilege" is readily ascertainable. It is not expected that the NSOs will have a readily ascertainable fair market value within the meaning of the Code and therefore an optionee receiving an NSO should not recognize compensation income until the NSO is exercised.




Restricted Stock Awards Under the Plan

     Under present federal tax law, generally no taxable income will result to the recipient of a grant of a restricted stock award, and there will be no tax effect on the Company upon the grant of a restricted stock award.
On the date a restricted stock award becomes vested, the recipient realizes as ordinary income an amount equivalent to the fair market value of the shares on that date. Generally, a recipient's income derived from the restricted stock award is subject to withholding tax and the Company is entitled to a deduction in the amount of the recipient's income from the award. In a subsequent taxable disposition of shares received upon receipt of a restricted stock award, the original basis of the shares is their fair market value at the time that the recipient realized the income, and any gain or loss is determined by that basis. Notwithstanding the general rule, the recipient of restricted stock may elect to include the value of the restricted stock (without regard to the restrictions) in income upon receipt. Such an election, known as a Section 83(b) election, must be filed within 30 days of the grant of the restricted stock. Any gain on a subsequent disposition of the stock, after lapse of the restriction, would be capital gain under most circumstances.

Employment Tax Considerations

     Upon exercise of an NSO or upon the lapse of restrictions on a restricted stock award (or upon the grant of a restricted stock award if an election under Section 83(b) is filed), a recipient will have compensation income that is subject to employment tax. An independent contractor, including an outside director, exercising an NSO will have to consider the possible impact of self-employment taxes.

The Company will have to withhold and pay employment taxes with respect to any employee of the Company exercising an NSO or whose restrictions lapsed on a restricted stock award. Under the terms of the Nonqualified Stock Option Agreement, if the optionee is an employee or former employee of the Company when all or part of the option is exercised, the Company may require the optionee to deliver payment of any withholding taxes (in addition to the exercise price of the option) in cash with respect to the difference between the exercise price and the fair market value of the Common Stock acquired upon exercise.

     No employment taxes generally are due on the disposition of stock acquired on the exercise of an ISO, even if the stock is not held for the requisite two years from the date of grant of the ISO and one year from the date of exercise of the ISO.

Exercise of Options Through Use of Previously Acquired Common Stock of the
Company

     Under the Plan, in some circumstances an optionee may be allowed to use previously acquired Common Stock to exercise both ISOs and NSOs. Such previously acquired Common Stock may include Common Stock acquired pursuant to an earlier partial exercise of options. Generally, the Internal Revenue Service (the "Service") recognizes that an exchange of Common Stock for other Common Stock on the exercise of an ISO does not constitute a taxable disposition of any shares of Common Stock, provided that the holding periods of two years from the option grant and one year from the option exercise are satisfied with respect to the surrendered stock. The Service treats such exchanges as two transactions. First, to the extent of the number of previously acquired shares of Common Stock, a share for share exchange occurs with each new share of Common Stock ("Carryover Shares") succeeding to the cost basis and holding period of the old shares of Common Stock. Second, the remaining new shares of Common Stock are deemed acquired at a zero cost with their holding period commencing on the date of acquisition ("Noncarryover Shares").

     In addition, if an optionee uses Common Stock acquired through a previous partial exercise of options ("First Stock") to acquire new Common Stock ("Second Stock") through an exercise of ISOs before the First Stock has met the above holding requirements for stock received on exercise of an ISO, the First Stock will be treated as having been disposed of in an early disposition. Therefore, the optionee will have to recognize ordinary compensation income to the excess of the fair market value of the First Stock on its acquisition date over the price paid.


     The discussion regarding the Federal income tax consequences of the Plan is intended only as a broad discussion of the general rules applicable to the grant and exercise of options and the acquisition and disposition of Common Stock acquired pursuant to the exercise of options and the grant of restricted stock awards. Specific situations may be subject to different rules and may result in different tax consequences. Each optionee is strongly urged to consult his or her own tax advisor with specific reference to the optionee's tax situation.

RESTRICTIONS ON RESALE

     The Company's officers, directors and 10% shareholders are subject to
Section 16 of the Securities Exchange Act of 1934, as amended.  Section
16(b) permits recovery by the Company of any profit realized by any officer, director or 10% shareholder from any purchase and sale, or sale and purchase, of Common Stock within any period of less than six months. For purposes of
Section 16(b), the grant of an option, but not its exercise, is a purchase of Common Stock that may, absent an available exemption, subject the officer, director or 10% shareholder to liability under Section 16(b). Further, affiliates of the Company who acquire shares of Common Stock of the Company pursuant to an Option described in this Prospectus will not be able to resell such shares of Common Stock in reliance upon this Prospectus. Accordingly, affiliates of the Company exercising Options must ensure that any resale of shares of the Company's Common Stock acquired upon exercise complies with an available exemption from the registration provisions of the Federal securities law, such as Rule 144 under the Act.